UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) – July 6, 2023
ASSURED GUARANTY LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
(Address of principal executive offices)
Registrant’s telephone number, including area code: (441) 279-5700
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:		Trading Symbol(s)	Name of exchange on which registered
Common Shares	$0.01 par value per share	AGO	New York Stock Exchange
Assured Guaranty US Holdings Inc. 5.000% Senior Notes due 2024 (and the related guarantee of Registrant)		AGO 24	New York Stock Exchange
Assured Guaranty US Holdings Inc. 3.150% Senior Notes due 2031 (and the related guarantee of Registrant)		AGO/31	New York Stock Exchange
Assured Guaranty US Holdings Inc. 3.600% Senior Notes due 2051 (and the related guarantee of Registrant)		AGO/51	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Assured Guaranty Ltd. (together with its affiliates, “Company”) and David A. Buzen, the Company’s Chief Investment Officer, mutually and amicably agreed on July 6, 2023, that Mr. Buzen will separate from the Company, effective March 1, 2024.

Effective as of July 1, 2023, in connection with the closing of the transaction pursuant to which the Company contributed to Sound Point Capital Management, L.P. and one of its affiliates substantially all of the Company’s asset management business that it had been conducting through Assured Investment Management LLC, Mr. Buzen resigned as the chief executive officer and chief investment officer of Assured Investment Management LLC. Effective August 1, 2023, Mr. Buzen will become the Company’s Senior Managing Director, Alternative Investments, focusing on special projects for the Company, and resign as the Company’s Chief Investment Officer and Head of Asset Management and as an executive officer of the Company. As Senior Managing Director, Alternative Investments, Mr. Buzen remains an officer of the Company.

On July 7, 2023, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Buzen to document his right to compensation during the transition period and after separation, and his obligations to comply with certain restrictive covenants.

The Separation Agreement provides that if Mr. Buzen remains employed through March 1, 2024, his base salary will remain the same as his current base salary and he will be entitled to a cash incentive payment for the 2023 performance year equal to his cash incentive payment for the 2022 performance year. The agreement further provides for a lump-sum payment to Mr. Buzen within 60 days of separation equal to the sum of one year of base salary, the average of his annual cash incentive payments for the last three calendar years, a pro-rata cash incentive amount for 2024, and an amount equal to twelve months of medical, dental and vision insurance premiums. Additionally, pursuant to the Separation Agreement, if Mr. Buzen remains employed through March 1, 2024 , all unvested time-based vesting equity awards that he holds on that date will fully vest and a pro-rata portion of any unvested performance-based vesting equity awards remain eligible to continue to vest, subject to satisfaction of applicable performance conditions, with the pro-rata amount determined by multiplying the amount that would otherwise become vested by a fraction, the numerator of which is the number of days between the date of grant and March 1, 2024 and the denominator of which is 1095. If Mr. Buzen incurs a termination prior to March 1, 2024, for any reason, his right to vesting or distribution of such equity awards shall be determined in accordance with the terms of the applicable grant agreements with respect to such termination. In addition, Mr. Buzen will be reimbursed for expenses incurred in the preparation of his tax returns through the 2024 tax year.

The Separation Agreement contains covenants by Mr. Buzen relating to protection of the Company's confidential information, cooperation, non-competition and non-solicitation and other standard provisions. Mr. Buzen executed a release of claims as part of the Separation Agreement. The Separation Agreement provides that Mr. Buzen will be required to execute another release of claims after his separation such that the second release becomes effective within 60 days following his separation; he will forfeit his right to the separation payment and the vesting of the equity awards described above if such second release does not become effective within such 60-day period. Payments pursuant to the Separation Agreement are subject to forfeiture and/or clawback in the event of violation of these covenants.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assured Guaranty Ltd.

By:	/s/ Ling Chow
Name: Ling Chow Title: General Counsel
DATE: July 10, 2023

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